Exhibit 5.1

Jon C. Avina
T: +1 650 843 5307
javina@cooley.com

September 22, 2021

Freshworks Inc.
2950 S. Delaware Street, Suite 201
San Mateo, California 94403
Ladies and Gentlemen:
We have acted as counsel to Freshworks Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 92,678,920 shares of the Company’s Class A common stock, par value $0.00001 per share (“Class A Common Stock”) (such shares, the “Class A Shares”), consisting of (a) 86,178,920 shares of Class A Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (b) 6,500,000 shares of Class A Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (ii) 1,695,760 shares of Class B common stock, par value $0.00001 per share (together with the Class A Shares, the “Shares”), issuable pursuant to the Company’s Amended and Restated 2011 Stock Plan (together with the 2021 Plan and the 2021 ESPP, the “Plans).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect upon the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively, to the Company’s registration statement (No. 333-259118) on Form S-1, (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: +1 650 843 5000 f: +1 650 843 7400 cooley.com

Freshworks Inc. September 22, 2021 Page 2

Sincerely,
Cooley LLP

By:	/s/ Jon C. Avina
Jon C. Avina
Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: +1 650 843 5000 f: +1 650 843 7400 cooley.com